UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 29, 2006

AMERIGROUP Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31574	54-1739323
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4425 Corporation Lane, Virginia Beach, Virginia		23462
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(757) 490-6900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On November 29, 2006, the U.S. District Court for the Northern District of Illinois, Eastern Division (the "Court"), held a hearing in United States of America and the State of Illinois, ex rel. Cleveland A. Tyson v. Amerigroup Illinois, Inc., et al., to consider plaintiffs’ motions to (1) amend the judgment to treble the civil damages, (2) impose civil penalties, and (3) assess attorneys’ fees, costs and expenses, as well as our motions (i) for judgment as a matter of law, (ii) for a new trial and remittitur, and (iii) to stay enforcement of the judgment pending the conclusion of the post-trial proceedings.

At the hearing, the Court deferred ruling on the motions and adopted the briefing schedule agreed to by the parties with respect to the post-trial motions. The briefing schedule calls for all briefs to be filed no later than January 26, 2007.

The Court made no change to the amount of the letter of credit posted by AMERIGROUP Illinois, Inc. and AMERIGROUP Corporation on November 22, 2006 in the amount of $48 million to stay enforcement of the judgment entered by the Court on October 30, 2006, pending the conclusion of the post-trial proceedings.

On November 28, 2006, the plaintiffs filed a motion to request posting of adequate security or to dissolve the stay of enforcement, alleging that the terms of the letter of credit posted by us on November 22, 2006 in the amount of $48 million are inadequate. The motion was scheduled to be heard on November 29, 2006; however, the hearing has been rescheduled to December 7, 2006, to allow the parties an opportunity to reach an agreement on revised terms of the letter of credit.

We expect that on or prior to December 7, 2006, the parties will file a joint stipulation with the Court and that AMERIGROUP Illinois, Inc. and AMERIGROUP Corporation will replace the previously posted letter of credit with a revised version reflecting the agreed upon terms.

At the conclusion of all post-trial proceedings, the Court could enter a judgment against us in an amount up to $524,730,000, plus attorneys’ fees, costs and expenses of Tyson’s counsel. The Court could further require us to post a supersedeas bond in the amount of the judgment, plus interest on the judgment for one year in order to stay execution of the judgment pending our appeal to the Seventh Circuit Court of Appeals. A supersedeas bond may be secured by deposit of cash, the guaranty of an approved corporate surety or an unconditional letter of credit. In order to secure the bond, we may be required to undertake significant new borrowings which could significantly increase our debt service burden and would likely include new restrictive covenants. No assurance can be given that our assets or cash flows will be sufficient to comply with such covenants, fully repay any borrowings or that we would be able to restructure such indebtedness on terms favorable to us. In addition, no assurance can be given that the requirement to post a bond in a significantly larger amount would not have a material adverse effect on our financial position, results of operation or liquidity.

If a bond is set by the Court in a significantly larger amount, we may request relief from the Seventh Circuit Court of Appeals. In the event we are required to post a bond in a significantly larger amount, no assurance can be given that (i) we would be able to secure the bond in a form acceptable to the Court and thereby stay execution of the judgment or (ii) the terms of any new borrowings necessary to secure a bond in a significantly larger amount would not have a material adverse effect on our financial position, results of operation or liquidity.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGROUP Corporation

December 5, 2006	By:	Stanley F. Baldwin

Name: Stanley F. Baldwin
Title: Executive Vice President, General Counsel and Secretary